Exhibit 22.1


                           SUBSIDIARIES OF REGISTRANT



Name                                           State of incorporation
-----------------------------                  ----------------------

Financial Federal Credit Inc.                  Texas




      Names of other particular subsidiaries have been omitted since in the aggregate they do not constitute a significant subsidiary as of July 31, 1998 as defined by Rule 1-02(w) of Regulation S-X.

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